Exhibit 99.1

OnDeck Reports Fourth Quarter and Full Year 2016 Financial Results

Achieves Record Loans Under Management, Origination Volume and Gross Revenue
Announces Cost Rationalization Plan to Accelerate Path to GAAP Profitability
NEW YORK, February 16, 2017 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced fourth quarter and full year 2016 financial results highlighted by continued execution of the company's long-term plan, leading to record levels of Loans Under Management, Originations and gross revenue. For the fourth quarter of 2016, OnDeck increased Loans Under Management by 35% year-over-year to $1.2 billion, Originations by 13% to $632 million, and gross revenue by 21% to $81.8 million. For the full year of 2016, OnDeck loaned over $2.4 billion to small businesses in the U.S., Canada and Australia and earned $291.3 million of gross revenue.
"OnDeck made further progress executing our long-term plan during the fourth quarter of 2016," said Noah Breslow, OnDeck's chief executive officer.  "We continued to benefit from steady growth of Loans Under Management, the expansion of our funding sources, and the signing of new strategic partners.  We also drove continued efficiencies across our operating expense base as our Adjusted Expense Ratio* improved over 400 basis points from the prior year."

“Portfolio delinquencies in the quarter continued to be generally consistent with historical levels,” continued Mr. Breslow. “However, we recorded a higher provision expense, reflecting overall portfolio growth and a $19 million addition to reserves resulting from a recalibration of loss estimates for loans with original maturities of 15 months or longer. Most of these loans were originated in 2016 as part of our expanded offerings to OnDeck customers and, even with the updated loss estimates, continue to generate attractive returns.”

Mr. Breslow added, “We are committed to achieving positive Adjusted EBITDA in 2017 and GAAP profitability in 2018. To that end, we are taking a number of actions to realign our cost structure while continuing to invest in OnDeck's future growth and market leadership.  These actions will produce about $20 million of annual savings relative to our 2016 exit operating expense run rate and will accelerate our path towards achieving our long-term financial targets.”

Review of Financial Results for the Fourth Quarter of 2016
Loans Under Management increased to $1.2 billion, up 35% from the comparable prior year period, driven primarily by 13% growth in originations. Originations were $632 million during the fourth quarter of 2016 and reflected double-digit growth year-over-year across all three of OnDeck's customer acquisition channels. The company's Direct and Strategic channels, combined, grew 12% year-over-year, contributing 72% of total dollar volume, and its Funding Advisor channel grew 17% versus the prior year, contributing 28% of total dollar volume.

Gross revenue increased to $81.8 million during the fourth quarter of 2016, up 21% from the comparable prior year period. The increase in gross revenue was primarily driven by higher interest income, partially offset by lower gain on sale revenue. Interest income increased to $76.1 million during the quarter, up 60% from the comparable prior year period, and primarily reflected the growth of average loans, which increased 68% versus the comparable prior year period. The Effective Interest Yield for the fourth quarter of 2016 was 33.2%, down from 34.2% in the comparable prior year period, primarily reflecting the mix shift of the loan portfolio toward longer average term loans and more Lines of Credit.

Gain on sale was $1.8 million during the fourth quarter of 2016, down 90% from the comparable prior year period. The decline in gain on sale primarily reflected a lower Gain on Sale Rate during the quarter and our decision to reduce the amount of loans sold through OnDeck Marketplace. OnDeck sold $85.6 million1 of loans through OnDeck Marketplace at a 2.1% Gain on Sale Rate during the fourth quarter of 2016, compared to $201.9 million of loans at a 9.0% Gain on Sale Rate in the fourth quarter of 2015. Loans sold or designated as held for sale through OnDeck Marketplace represented 15.8% of term loan originations in the fourth quarter of 2016 compared to 39.8% of term loan originations in the comparable prior year period.

Net revenue was $16.3 million during the fourth quarter of 2016, down 62% versus the comparable prior year period. The decline in net revenue reflected the reduction of OnDeck Marketplace sales, which led to lower gain on sale revenue, and higher provision expense in the fourth quarter. Net revenue margin decreased to 19.9% during the fourth quarter of 2016 from 62.6% in the prior year period, primarily reflecting the decline in net revenue.

Provision for loan losses during the fourth quarter of 2016 increased to $55.7 million, up from $20.0 million in the comparable prior year period. The increase in provision expense reflected the 53% increase in originations of loans designated as held for investment in the period. The increase also reflected an $18.7 million addition to loan loss reserves for loans with original maturities of 15 months or longer whose performance has deviated, or is expected to deviate, from our reserve model's prior estimates. As a result, the Provision Rate in the fourth quarter of 2016 was 10.2% compared to 5.6% in the comparable prior year period. For the full year of 2016, the Provision Rate was 7.4%.

The 15+ Day Delinquency Ratio was 6.6% in the fourth quarter of 2016, flat with the prior year period but higher sequentially from 6.2% due to the continued seasoning of the portfolio and the increase in delinquency roll rates from historically low levels. The Net Charge-off rate decreased to 14.2% in the fourth quarter of 2016 from 14.6% in the prior year period, but increased sequentially from 11.0%.

The Cost of Funds Rate during the fourth quarter of 2016 was 5.8%, unchanged from the comparable prior year period.

Operating expenses were $52.5 million during the fourth quarter of 2016, up 11% over the comparable prior year period. The increase primarily reflected the overall growth of the company, partially offset by the company's ongoing focus to drive operating efficiencies.

OnDeck has launched a cost rationalization plan that is expected to produce approximately $20 million of annual savings relative to our 2016 exit operating expense run rate. The plan includes an approximately 11% reduction in total headcount from announced layoffs and actual and scheduled attrition. OnDeck incurred a $1.8 million charge in the fourth quarter of 2016 in connection with this initiative.  The cost rationalization plan also includes a reduction in non-labor expenses, primarily within Sales & Marketing and Technology & Analytics.

OnDeck had GAAP net loss attributable to On Deck Capital, Inc. common stockholders of $35.9 million, or $0.50 per basic and diluted share, for the quarter, which compares to GAAP net loss attributable to On Deck Capital, Inc. common stockholders of $4.6 million, or $0.07 per basic and diluted share, in the comparable prior year period.

Adjusted EBITDA was negative $29.2 million for the quarter, versus positive $0.3 million in the comparable prior year period. Adjusted Net Loss was $31.4 million, or $0.44 per basic and per diluted share for the quarter versus Adjusted Net Loss of $1.1 million, or $0.02 per basic and per diluted share, in the comparable prior year period.

Unpaid Principal Balance was $980 million at the end of the fourth quarter, up 80% over the prior year period. The increase primarily reflected OnDeck's decision to retain more loans on its balance sheet in connection with reducing OnDeck Marketplace loan sales throughout 2016.

Total Funding Debt at the end of the fourth quarter of 2016 was $727 million, up 93% over the prior year period, which reflected the growth of Unpaid Principal Balance during the period. OnDeck continued to diversify its funding sources during the fourth quarter, including the expansion of its corporate line of credit and the addition of a new warehouse facility with Credit Suisse. More recently, the company also expanded the funding capacity and extended the maturity of its existing warehouse facility with Ares. The company remains in active discussions to further strengthen its financial flexibility, including opportunities to add new debt facilities, upsize or extend existing debt facilities and enter into additional securitizations.

At the end of the fourth quarter of 2016, cash and cash equivalents were $80 million, as compared to $86 million at September 30, 2016 and $160 million at December 31, 2015. The decrease in cash and cash equivalents from December 31, 2015 primarily reflected the company's increased funding of loans on its balance sheet.

Guidance for First Quarter and Full Year 2017
OnDeck provided the following guidance for the three months ending March 31, 2017 and full year ending December 31, 2017.

First Quarter 2017

•	Gross revenue between $89 million and $93 million.

•	Adjusted EBITDA between negative $4 million and negative $8 million.

Full Year 2017

•	Gross revenue between $377 million and $387 million.

•	Adjusted EBITDA between positive $5 million and $15 million.

Conference Call

OnDeck will host a conference call to discuss fourth quarter 2016 financial results on February 16, 2017 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Howard Katzenberg, Chief Financial Officer. The conference call can be accessed toll free by dialing (877) 201-0168 for calls within the U.S., or by dialing (647) 788-4901 for international calls. The conference ID is 64904880. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the company has powered Main Street's growth through advanced lending technology and a constant dedication to customer service. OnDeck's proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry's widest range of term loans and lines of credit. To date, the company has deployed over $6 billion to more than 60,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website BusinessLoans.com. For more information, please visit www.ondeck.com.

*About Non-GAAP Financial Measures
This press release and its attachments include Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Expense Ratio and Adjusted Operating Yield which exclude stock-based compensation, as well as Net Interest Margin and Net Interest Margin After Credit Losses, all of which are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” “enables,” “expects,” "intends, "may," “allows,” “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue and Adjusted EBITDA for the first quarter and full year 2017, and the timing and anticipated savings from our cost rationalization plan and our plan and the timing for achieving positive Adjusted EBITDA and GAAP profitability. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to attract potential customers to our platform; the degree to which potential customers apply for, are approved for and actually borrow from us; our future financial performance, including our expectations regarding our revenue, cost of revenue, expectations of future losses, net profit or net margin, operating expenses, ability to generate cash flow, and ability to achieve, and maintain, future profitability; our liquidity and working capital requirements, including the availability and pricing of debt facilities, securitizations and OnDeck Marketplace sales to fund our existing operations and planned growth, and the consequences of mismatches in the timing or amounts of resources available to fund additional loans or draws on lines of credit; the effect on our business of originating loans without third-party funding sources; the impact of increased utilization of cash to fund originations; the effect on our business of utilizing cash for voluntary loan purchases from third parties; anticipated trends, growth rates and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans; changes in product distribution channel mix; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs; interest rates and origination fees on loans; maintaining and expanding our customer base; the impact of increased competition in our industry and innovation by our competitors; our anticipated growth and growth strategies, including through the possible introduction of new products and the possible expansion in existing or new international markets, and our ability to effectively manage that growth and our expenses; our ability to sell our products and expand; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding, including the availability and pricing of possible warehouse financing and securitization and OnDeck Marketplace transactions; our failure to anticipate or adapt to future changes in our industry; our ability to hire and retain necessary qualified employees to expand our operations; the impact of any failure of our solutions; our reliance on our third-party service providers; the evolution of technology affecting our products, services and markets; our compliance with applicable local, state and federal laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock, the impact of securities analysts’ reports and shares eligible for future sale on these prices; and our ability to prevent or discover security breaks, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Kathryn Harmon Miller
646.558.7860
kmiller@ondeck.com

Media Contact:
Jim Larkin
646.553.2498
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$79,554	$159,822
Restricted cash	44,432	38,463
Loans held for investment	1,000,445	552,742
Less: Allowance for loan losses	(110,162)	(53,311)
Loans held for investment, net	890,283	499,431
Loans held for sale	373	706
Property, equipment and software, net	29,405	26,187
Other assets	20,044	20,416
Total assets	$1,064,091	$745,025
Liabilities and equity
Liabilities:
Accounts payable	$5,271	$2,701
Interest payable	2,122	757
Funding debt	726,639	375,890
Corporate debt	27,966	2,695
Accrued expenses and other liabilities	38,496	33,560
Total liabilities	800,494	415,603
Stockholders’ equity (deficit):
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 74,801,825 and 73,107,848 shares issued and 71,605,708 and 70,060,208 outstanding at December 31, 2016 and 2015, respectively.	374	366
Treasury stock—at cost	(6,697)	(5,843)
Additional paid-in capital	477,526	457,003
Accumulated deficit	(211,299)	(128,341)
Accumulated other comprehensive loss	(379)	(372)
Total On Deck Capital, Inc. stockholders' equity	259,525	322,813
Noncontrolling interest	4,072	6,609
Total equity	263,597	329,422
Total liabilities and equity	$1,064,091	$745,025

Memo:
Unpaid Principal Balance[2]	$980,451	$543,790
Interest Earning Assets[3]	$980,821	$544,486
Loans[4]	$1,000,818	$553,448
Loans Under Management[5]	$1,202,791	$890,351

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets6
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Assets
Cash and cash equivalents	$73,636	$138,076	$85,524	$152,803
Restricted cash	49,004	34,651	41,695	31,170
Loans held for investment	946,884	536,738	790,897	532,040
Less: Allowance for loan losses	(95,059)	(52,010)	(75,433)	(53,013)
Loans held for investment, net	851,825	484,728	715,465	479,027
Loans held for sale	941	28,034	7,176	18,569
Property, equipment and software, net	29,902	22,166	29,668	17,925
Other assets	19,680	19,013	20,970	12,522
Total assets	$1,024,988	$726,668	$900,498	$712,016
Liabilities and equity
Liabilities:
Accounts payable	$3,906	$3,821	$4,120	$3,888
Interest payable	1,821	728	1,254	736
Funding debt	682,144	364,404	548,530	366,019
Corporate debt	19,583	2,021	8,662	1,529
Accrued expenses and other liabilities	34,401	28,222	33,095	21,612
Total liabilities	741,855	399,196	595,661	393,784

Total On Deck Capital, Inc. stockholders' equity	278,649	320,970	299,447	313,695
Noncontrolling interest	4,484	6,502	5,390	4,537
Total equity	283,133	327,472	304,837	318,232
Total liabilities and equity	$1,024,988	$726,668	$900,498	$712,016

Memo[6]:
Unpaid Principal Balance	$929,304	$528,235	$776,793	$521,082
Interest Earning Assets	$930,238	$555,423	$783,763	$539,096
Loans	$947,825	$564,772	$798,073	$550,609
Loans Under Management	$1,155,687	$835,930	$1,050,505	$726,215

On Deck Capital, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2016	2015	2016	2015
Revenue:
Interest income	$76,118	$47,477	$264,844	$195,048
Gain on sales of loans	1,817	18,176	14,411	53,354
Other revenue	3,894	1,946	12,062	6,365
Gross revenue	81,829	67,599	291,317	254,767
Cost of revenue:
Provision for loan losses	55,669	19,998	149,963	74,863
Funding costs	9,900	5,302	32,448	20,244
Total cost of revenue	65,569	25,300	182,411	95,107
Net revenue	16,260	42,299	108,906	159,660
Operating expense:
Sales and marketing	16,917	17,072	67,011	60,575
Technology and analytics	16,005	12,749	58,899	42,653
Processing and servicing	5,458	3,983	19,719	13,053
General and administrative	14,112	13,583	48,345	45,304
Total operating expense	52,492	47,387	193,974	161,585
Loss from operations	(36,232)	(5,088)	(85,068)	(1,925)
Other expense:
Interest expense	(228)	(56)	(414)	(306)
Total other expense	(228)	(56)	(414)	(306)
Loss before provision for income taxes	(36,460)	(5,144)	(85,482)	(2,231)
Provision for income taxes	—	—	—	—
Net loss	(36,460)	(5,144)	(85,482)	(2,231)
Net loss attributable to noncontrolling interest	603	500	2,524	958
Net loss attributable to On Deck Capital, Inc. common stockholders	$(35,857)	$(4,644)	$(82,958)	$(1,273)
Net loss per share attributable to On Deck Capital, Inc. common shareholders:
Basic and diluted	$(0.50)	$(0.07)	$(1.17)	$(0.02)
Weighted-average common shares outstanding:
Basic and diluted	71,487,566	69,915,114	70,934,937	69,545,238

Supplemental Information

Key Performance Metrics
(in thousands, except percentage data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2016	2015	2016	2015
Originations[7]	$631,890	$556,766	$2,403,796	$1,874,438
Effective Interest Yield[8]	33.2%	34.2%	33.3%	35.4%
Net Interest Margin[9]	29.4%	30.9%	29.8%	32.4%
Marketplace Gain on Sale Rate[10]	2.1%	9.0%	3.8%	8.6%
Cost of Funds Rate[11]	5.8%	5.8%	5.9%	5.5%
Provision Rate[12]	10.2%	5.6%	7.4%	5.8%
Reserve Ratio[13]	11.2%	9.8%	11.2%	9.8%
15+ Day Delinquency Ratio[14]	6.6%	6.6%	6.6%	6.6%
Net Charge-off Rate[15]	14.2%	14.6%	12.0%	13.7%
Net Interest Margin After Credit Losses (NIMAL)[16]	14.8%	16.7%	17.8%	19.2%
Adjusted Expense Ratio (AER)[17]	17.2%	21.3%	17.0%	20.7%
Adjusted Operating Yield (AOY)[18]	(2.4)%	(4.6)%	0.8%	(1.5)%

Marketplace Gain on Sale Rate[10]	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Gain on sales of loans(a)	$1,817	$18,176	$14,411	$53,354
Carrying value of loans sold	$85,617	$201,920	$378,537	$617,682
Marketplace Gain on Sale Rate(a)	2.1%	9.0%	3.8%	8.6%
(a) Three and twelve months ended December 31, 2015 includes amounts resulting from transfers of financial assets and changes in inputs or assumptions used in valuation model as shown in the following table.

Activity in Servicing Rights	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Fair value at the beginning of period	$1,687	$2,252	$3,489	$—
Addition:
Servicing resulting from transfers of financial assets	399	2,164	2,690	3,708
Changes in fair value:
Change in inputs or assumptions used in the valuation model	—	79	—	1,051
Other changes in fair value(b)	(955)	(1,006)	(5,048)	(1,270)
Fair value at the end of period	$1,131	$3,489	$1,131	$3,489
(b) Represents changes due to collection of expected cash flows through December 31, 2015.

Marketplace Originations as Percent of Term Loan Originations	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Marketplace originations	$84,155	$198,668	$377,097	$584,936
Origination of term loans	$531,287	$499,407	$2,051,849	$1,703,617
Marketplace originations as percent of term loan originations	15.8%	39.8%	18.4%	34.3%

Activity in Loan Held for Investment Balances	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Unpaid Principal Balance beginning of period	$889,303	$504,314	$543,790	$490,563
+ Total originations(c)	631,890	556,766	2,403,796	1,874,438
+ Loans transferred from loans held for sale to loans held for investment and loan purchases	—	186	939	1,534
- Marketplace originations	(84,155)	(198,668)	(377,097)	(584,936)
- Sales of other loans(d)	—	—	(548)	(32,783)
+ Purchase of Loans	—	—	6,672	—
- Net charge-offs	(32,875)	(19,274)	(93,112)	(71,356)
- Principal paid down(c)(e)	(423,712)	(299,534)	(1,503,989)	(1,133,670)
Unpaid Principal Balance end of period	980,451	543,790	980,451	543,790
+ Net deferred origination costs	19,994	8,952	19,994	8,952
Loans held for investment	1,000,445	552,742	1,000,445	552,742
- Allowance for loan losses	(110,162)	(53,311)	(110,162)	(53,311)
Loans held for investment, net	$890,283	$499,431	$890,283	$499,431
(c) Includes Unpaid Principal Balance of term loans rolled into new originations of $72.8 and $71.7 million in the three months ended December 31, 2016 and 2015, respectively, and $273.5 million and $265.9 million for the twelve months ended December 31, 2016 and 2015, respectively.

(d) Includes loans sold that were previously designated as held for investment in at least one fiscal quarter prior to the quarter in which they were sold.
(e) Excludes principal that was paid down related to renewed loans sold in the period which were designated as held for investment in the amount of $0.3 million and $2.8 million, in the three months ended December 31, 2016 and 2015, respectively, and $1.6 million and $4.8 million for the twelve months ended December 31, 2016 and 2015, respectively.

Activity in the Allowance for Loan Losses	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Allowance for loan losses beginning of period	$87,368	$52,587	$53,311	$49,804
+ Provision for loan losses(f)	55,669	19,998	149,963	74,863
- Net charge-offs	(32,875)	(19,274)	(93,112)	(71,356)
Allowance for loan losses end of period	$110,162	$53,311	$110,162	$53,311
(f) Excludes provision of $0.1 million and $1.0 million for the three months ended December 31, 2016 and 2015, respectively, and provision release of $0.3 million and provision of $2.9 million for the twelve months ended December 31, 2016 and 2015, respectively, in each case for unfunded loan commitments. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation19
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2016	2015	2016	2015
Net income (loss)	$(36,460)	$(5,144)	$(85,482)	$(2,231)
Interest expense	228	56	414	306
Income tax expense	—	—	—	—
Depreciation and amortization	2,575	1,886	9,462	6,508
Stock-based compensation	4,492	3,517	15,915	11,582
Adjusted EBITDA[20]	$(29,165)	$315	$(59,691)	$16,165

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income (loss)	$(36,460)	$(5,144)	$(85,482)	$(2,231)
Net loss attributable to noncontrolling interest	603	500	2,524	958
Stock-based compensation	4,492	3,517	15,915	11,582
Adjusted Net Income (Loss)[21]	$(31,365)	$(1,127)	$(67,043)	$10,309
Adjusted Net Income (Loss) per share[22]:
Basic	$(0.44)	$(0.02)	$(0.95)	$0.15
Diluted	$(0.44)	$(0.02)	$(0.95)	$0.14
Weighted-average common shares outstanding:
Basic	71,487,566	69,915,114	70,934,937	69,545,238
Diluted	71,487,566	69,915,114	70,934,937	75,353,410

Net Interest Margin (NIM) Reconciliation and Calculation[9]
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Interest income	$76,118	$47,477	$264,844	$195,048
Less: Funding costs	(9,900)	(5,302)	(32,448)	(20,244)
Net interest margin (NIM)	66,218	42,175	232,396	174,804
Divided by: business days in period	61	62	251	252
Net interest income per business day	1,086	680	926	694
Multiplied by: average business days per year	252	252	252	252
Annualized net interest income	273,672	171,360	233,352	174,804
Divided by: average Interest Earning Assets	$930,238	$555,423	$783,762	$539,096
Net Interest Margin (NIM)	29.4%	30.9%	29.8%	32.4%

Net Interest Margin After Credit Losses (NIMAL) Reconciliation and Calculation[16]
(in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Interest income	$76,118	$47,477	$264,844	$195,048
Less: Funding costs	(9,900)	(5,302)	(32,448)	(20,244)
Net interest margin (NIM)	66,218	42,175	232,396	174,804
Less: Net charge-offs	(32,875)	(19,274)	(93,112)	(71,356)
Net interest income after credit losses	33,343	22,901	139,284	103,448
Divided by: business days in period	61	62	251	252
Net interest income after credit losses per business day	547	369	555	411
Multiplied by: average business days per year	252	252	252	252
Annualized net interest income after credit losses	137,844	92,988	139,860	103,448
Divided by: average Interest Earning Assets	$930,238	$555,423	$783,762	$539,096
Net Interest Margin After Credit Losses (NIMAL)	14.8%	16.7%	17.8%	19.2%

Adjusted Expense Ratio (AER) Reconciliation and Calculation[17]
(in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Operating expense	$52,492	$47,387	$193,974	$161,585
Less: stock based compensation	(4,492)	(3,517)	(15,915)	(11,582)
Operating expense (Ex. SBC)	48,000	43,870	178,059	150,003
Divided by: business days in period	61	62	251	252
Operating expense (Ex. SBC) per business day	787	708	709	595
Multiplied by: average business days per year	252	252	252	252
Operating expense (Ex. SBC)	198,324	178,416	178,668	150,003
Divided by: average Loans Under Management	$1,155,687	$835,930	$1,050,504	$726,215
Adjusted Expense Ratio (AER)	17.2%	21.3%	17.0%	20.7%

Adjusted Operating Yield (AOY) Reconciliation and Calculation[18]

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net Interest Margin After Losses (NIMAL)	14.8%	16.7%	17.8%	19.2%
Less: Adjusted expense ratio (AER)	(17.2)%	(21.3)%	(17.0)%	(20.7)%
Adjusted Operating Yield (AOY)	(2.4)%	(4.6)%	0.8%	(1.5)%

Stock-based Compensation (in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Sales and marketing	$1,253	$901	$4,002	$3,081
Technology and analytics	762	632	3,199	2,351
Processing and servicing	311	245	1,092	775
General and administrative	2,166	1,739	7,622	5,375
Total stock-based compensation	$4,492	$3,517	$15,915	$11,582

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended December 31,		Twelve Months Ended December 31,
Percentage of originations (number of loans23)	2016	2015	2016	2015
Direct & Strategic Partner	78.0%	79.9%	79.7%	79.5%
Funding Advisor	22.0%	20.1%	20.3%	20.5%
Percentage of originations (dollars)
Direct & Strategic Partner	71.6%	72.4%	72.7%	72.0%
Funding Advisor	28.4%	27.6%	27.3%	28.0%

Notes:
(1) Amounts represent carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs.
(2) Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment, amounts outstanding under lines of credit and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
(3)Interest Earning Assets represents the sum of Unpaid Principal Balance plus the amount of principal outstanding of loans held for sale in the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
(4) Loans represents the sum of loans held for investment and loans held for sale during the period.
(5) Loans Under Management represents the Unpaid Principal Balance plus the unpaid principal balance of loans held for sale, excluding net deferred origination costs, plus the amount of principal outstanding of term loans we serviced for others at the end of the period.
(6) Average Balance Sheet Items for the period represent the average as of the beginning of the month in the period and as of the end of each month in the period.
(7) Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the unpaid principal balance on the existing term loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.
(8) Effective Interest Yield is the rate of return we achieve on loans outstanding during a period. It is calculated as our business day adjusted annualized interest income divided by average Loans. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination fees and costs. Deferred origination fees include fees paid up front to us by customers when loans are funded and decrease the carrying value of loans, thereby increasing the Effective Interest Yield earned. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.
(9) Net Interest Margin, is calculated as business day adjusted annualized Net Interest Income divided by average Interest Earning Assets. Net Interest Income represents interest income less funding cost during the period. Interest income is net of fees on loans held for investment and held for sale. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination costs as offset by corresponding deferred origination fees. Deferred origination fees include fees paid up front to us by customers when loans are funded. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination. Funding cost is the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays.
(10) Marketplace Gain on Sale Rate equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.
(11) Cost of Funds Rate is our funding cost, which is the interest expense, fees and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. For full years, it is calculated as our funding cost divided by average funding debt outstanding and for interim periods it is calculated as our annualized funding cost for the period divided by average funding debt outstanding.
(12) Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. The denominator of the Provision Rate formula includes the full amount of originations in a period. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.
(13) Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
(14) 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. Because our loans require daily and weekly repayments, excluding weekends and holidays, they may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.
(15) Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding. Annualization is based on 4 quarters per year and is not business day adjusted. Net charge-offs are charged-off loans in the period, net of recoveries.
(16) Net Interest Margin After Credit Losses (NIMAL), is calculated as our business day adjusted annualized Net Interest Income After Credit Losses divided by average Interest Earning Assets. Net Interest Income After Credit Losses represents interest income less funding cost and net charge-offs during the period. Interest income is net of deferred costs and fees on loans held for investment and held for sale. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination costs as offset by corresponding deferred origination fees. Deferred origination fees include fees paid up front to us by customers when loans are funded. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination. Funding cost is the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Net charge-offs are charged-off loans in the period, net of recoveries. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays.

(17) Adjusted Expense Ratio (AER) represents our annualized operating expense, adjusted to exclude the impact of stock-based compensation, divided by average Loans Under Management. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays.
(18) Adjusted Operating Yield (AOY) represents our Net Interest Margin After Credit Losses (NIMAL) less the Adjusted Expense Ratio (AER).
(19) Due to the uncertainty regarding and variability of certain items that will affect our expected U.S. GAAP net income (loss) for the first quarter of 2017 and full year 2017, such as stock-based compensation and other items, we are currently unable to provide a reasonable estimate of our U.S. GAAP net income (loss) for these future periods or a corresponding reconciliation to U.S. GAAP net income (loss). Our U.S. GAAP net income (loss) for these future periods will be less favorable than our Adjusted EBITDA for these periods.
(20) Adjusted EBITDA represents our net income (loss), adjusted to exclude interest expense associated with debt used for corporate purposes (rather than funding costs associated with lending activities), income tax expense, depreciation and amortization and stock-based compensation expense. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation; Adjusted EBITDA does not reflect interest associated with debt used for corporate purposes or tax payments that may represent a reduction in cash available to us.
(21) Adjusted Net Income (Loss) represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA.
(22) Adjusted Net Income (Loss) per share represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA, divided by the weighted average common shares outstanding during the period.
(23) Number of loans, or units, equals the total number of term loans funded, plus the total number of lines of credit drawn on for the first time during the period.